                                                                   EXHIBIT 10.17

                                 CONFIDENTIAL
                       SEPARATION AGREEMENT AND RELEASE

     THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE ("Agreement") is made and entered into on October 7, 1999, by and between Robert J. Netter, Jr. ("Mr. Netter) and Lexar Media, Inc. (the "Company").

                                  WITNESSETH:

     Whereas, Mr. Netter and the Company desire to settle fully and finally any and all differences between them, including, but in no way limited to, any differences that might arise out of Mr. Netter's employment with the Company, and the termination thereof; and

     N o w, T h e r e f o r e, in consideration of the premises and mutual promises herein contained, the parties enter into this Confidential Separation Agreement and Release.

     1. The Company will maintain Mr. Netter as an employee and Chief Financial Officer of the Company, through October 7, 1999 (or earlier, if Mr. Netter voluntarily terminates his employment), at which time Mr. Netter will be terminated (the "Termination Date"). During this period of employment, Mr. Netter will be entitled to a continuation of present salary and benefits.

     During this period of employment, the Company will grant Mr. Netter reasonable time off from work to seek other employment opportunities. For his part, Mr. Netter, in his capacity as Chief Financial Officer, will use all reasonable efforts to obtain and close a private placement financing ("Private Placement") for the Company in the aggregate amount of twenty. million dollars ($20,000,000). The Company acknowledges that, to date, Mr. Netter has used all reasonable efforts in performance of his duties regarding the Private Placement. The Private Placement closing must occur on or before October 16, 1999 to be considered successful ("Successful Private Placement Closing"); provided, however, a closing later than October 16, 1999 shall also be considered successful if such later closing is caused by circumstances beyond the control of Mr. Netter. In the event the Private Placement closing does not occur on or before October 16, 1999, the closing with be considered unsuccessful ("Unsuccessful Private Placement Closing"). In addition, if Mr. Netter voluntarily terminates his employment prior to October 1, 1999, and the Private Placement closing has not occurred, the closing will be considered an Unsuccessful Private Placement Closing for purposes of this Agreement.

     The determination of the whether the Private Placement is successful or unsuccessful materially determines the amount of benefits paid to Mr. Netter upon his Termination Date. In addition, in the event of a Successful Private Placement Closing, the valuation of the Company may also determine the amount of benefits paid to Mr. Netter upon his Termination Date. The Schedule of Benefit Values, based on these determining factors, is attached as Attachment A to this Agreement, and is incorporated by reference herein.

     2. Upon the Termination Date, the Company will provide to Mr. Netter the following benefits:
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          (a) Vacation pay accrued through the Termination Date;

          (b) A home computer valued at approximately $500.00; and

          (c) Payment directly to the insurer on Mr. Netter's behalf equal to the cost of the applicable premiums for his present election of health insurance benefits for Mr. Netter and his dependents during the Consultancy Period (as defined in Paragraph 3, below) and contingent severance as specified below.

     3. Upon the Termination Date, and in the event of a Successful Private Placement Closing, Mr. Netter will provide to the Company consulting services for a period of three (3) months (the "Consultancy Period") during which period the Company will continue to pay Mr. Netter his base salary, less usual and customary withholding and will provide Mr. Netter with office space or, if none is available, an office cubicle. The Company will pay Mr. Netter an additional hourly rate of $80.00 per hour for work the Company requests and Mr. Netter accepts during the Consultancy Period, with no minimum or maximum service hours required. In the event of an Unsuccessful Private Placement, Mr. Netter will not provide consulting services to the Company and the provisions of this Paragraph 3 will not apply.

     4. The Company will provide to Mr. Netter "Contingent Severance Payments" (less applicable state and federal payroll deductions), payable bi-weekly in accordance with the Company's normal payroll procedure. The "Contingent Severance Payments" will begin following the conclusion of the Consultancy
                         ------
Period set forth in Paragraph 3, above, or the Termination Date in the event of an Unsuccessful Private Placement Closing. The "Contingent Severance Payments" will cease upon the earlier of the following two dates: (1) the length of time
     -----
set forth in the attached Schedule of Benefits; or (2) the date upon which Mr. Netter obtains Comparable Employment (the "Contingent Severance Period"). For the purposes of this Agreement, Comparable Employment is any employment or consulting arrangement that pays Mr. Netter $2,000.00 or more in any month. In the event Mr. Netter obtains Comparable Employment at a lower salary than his base salary as of the date of this Agreement, the Company will pay the difference in salary for the remainder of the "Contingent Severance Period" as set forth in the attached Schedule of Benefits. The Company will not require Mr. Netter to submit receipts, invoices, IRS Form W-2 or Form 1099, etc. on a regular basis. However, the Company reserves the right to inquire of Mr. Netter regarding Comparable Employment and, in its discretion demand that Mr. Netter produce invoices, receipts, IRS Form W-2 or Form 1099 for inspection.

     5. In the event of a Successful Private Placement Closing, Mr. Netter will receive a cash bonus (less applicable state and federal payroll deductions) in an amount set forth in the attached Schedule of Benefits.

     6. On March 24, 1998, Mr. Netter executed a "Secured Full Recourse Promissory Note" as Exhibit 1 to the "Lexar Media, Inc. Restricted Stock Purchase Agreement," in the amount of $24,000 from the Company. In the event of a Successful Private Placement Closing, the Company will forgive a portion of the amount due on the Promissory Note, in an amount set forth in the attached Schedule of Benefits.

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

     7. On March 24, 1998, Mr. Netter and the Company entered into the "Lexar Media, Inc. Restricted Stock Purchase Agreement," a copy of which is attached hereto as Attachment B. As further consideration for this Agreement, the Company shall grant to Mr. Netter an additional twelve months vesting toward the Termination of the Company's Repurchase Right set forth in Section D, Paragraph 3, regardless of Private Placement Closing.

     In the event of Successful Private Placement Closing, the Company shall grant to Mr. Netter an additional vesting period in an amount set forth in the attached Schedule of Benefits.

     8. The Company shall grant to Mr. Netter vested shares in an amount set forth in the attached Schedule of Benefits.

     9. The Company, in conjunction with Mr. Netter's input and final approval, will provide to Mr. Netter an employment letter of reference.

     10. This Agreement supersedes, replaces, and revokes the terms contained in the offer of Employment letter dated September 8, 1997, executed by and between the Company and Mr. Netter, a copy of which is attached hereto as Attachment C.

     11. Mr. Netter, on the one hand, and the Company, on the other hand, hereby release and forever discharge each other, and the other's past and present directors, managers, officers, shareholders, partners, agents, employees, attorneys, servants, parent corporations, subsidiaries, successors, assigns, family members, executors, administrators, and each of them, separately and collectively (hereinafter "Releasees"), from any and all existing claims, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, including claims for costs and attorneys' fees that either party ever had, now has or may claim to have had against Releasees for any reason, including but not limited to, claims relating to any oral or written employment or other agreement with the Company, to any services performed for the Company, to employment or non-employment with the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company as a result of this Agreement or the consideration referred to above.

     12. Mr. Netter will indemnify and hold the Company harmless from and against any and all tax obligations for which Mr. Netter or the Company may become liable as a result of this Agreement.

     13. This Agreement shall not in any way be construed as an admission by any party that it acted wrongfully with respect to each other or any other person. The parties specifically disclaim any liability to or wrongful acts against the other, on the part of itself, its employees or its agents. Rather the parties have entered into this settlement to resolve any and all disputed claims which are raised or could be raised by Mr. Netter or the Company. This Agreement does not constitute an admission or concession by either Mr. Netter or Company of any liability on account of any of such claims.

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

     14. This Agreement shall not affect the obligations imposed upon Mr. Netter by virtue of the "Lexar Microsystems, Inc. Employee Nondisclosure and Invention Assignment Agreement," dated September 8, 1997, and which was previously executed by Mr. Netter.

     15. Mr. Netter and the Company represent and agree to keep the terms of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone other than Mr. Netter's doctor, tax preparer and attorney, if any, or as otherwise required by law. The Company reserves the right to disclose the existence of and the terms of this Agreement internally on a "need-to-know" basis, and to its attorneys, tax advisers, and other agents as necessary or as required by law.

     16. Mr. Netter covenants and agrees never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against the Company, any action or other proceeding based upon any claim, demand, cause of action, obligation, damage or liability which is the subject of this Release, except as required by law. Mr. Netter further agrees to aid the Company in the event of litigation against the Company. The Company represents and agrees to reimburse Mr. Netter at the rate of two times his base salary and for any necessary expenses incurred by Mr. Netter in the event of such litigation. The Company agrees to indemnify Mr. Netter and hold him harmless from any third party claims brought against him arising out of his employment with the Company.

     17. Each party agrees not to engage in conduct or undertake speech derogatory about or detrimental to the other party.

     18. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

     19. The Parties expressly waives any right or benefit available to them in any capacity under the provisions of section 1542 of the Civil Code of California, which provides:

          "A Release does not extend to claims which the creditor does not know or suspect to exist in Employee's favor at the time of executing the release, which if known by him must have materially affected Employee's settlement with the debtor."

     20. The Parties acknowledge and agree that no other consideration other than as provided for by this Agreement has been or will be paid or furnished; acknowledge and agree that they will make no claim and hereby waive any right they may now have or may hereinafter have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Agreement outside of the Agreement; and that they have freely and voluntarily entered into and executed this Agreement.

     21. Mr. Netter understands that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, California state and local human rights agencies and federal and state courts. Mr. Netter understands that if he believes his treatment by the Company was discriminatory, he has had the right to consult with

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

these agencies and to file a charge with them or file a lawsuit. Mr. Netter states and confirms that he has filed no Charges or Claims with any state or federal agency or any other body, institution or tribunal. Mr. Netter has decided voluntarily to enter into this Agreement, and waive the right to recover any amounts to which he may have been entitled under such laws, including, but not limited to: the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et
                --------------------------------------------------------------
sec. (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C.(S)
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626(f)); the California Fair Employment and Housing Act, California Government
Code (S) 12900 et seq.; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. (S) 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C.
(S) 2000e et seq.; and 42 U.S.C. (S) 1981.

     22. Mr. Netter acknowledges that he has been advised by the Company to consult with an attorney prior to executing this Agreement. Mr. Netter represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Mr. Netter understands and agrees that the waiver of rights contained in this Agreement is only in exchange for the consideration specified herein, and that he would not otherwise be entitled to such consideration. Mr. Netter acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Agreement. For a period of seven (7) days following execution of this Agreement, Mr. Netter may revoke said Agreement. The Agreement shall not become effective or enforceable until the seven (7) day period has expired. The "Effective Date" of this Agreement shall be the eighth day following execution of this Agreement by all Parties. The Parties understand that no payments or other consideration supporting this Agreement will be made until the Effective Date of this Agreement.

     23. Mr. Netter, and the Company represent and agree that this Agreement is binding upon themselves and their estates, heirs and assigns.

     24. This Agreement incorporates the entire understanding among the parties, and recites the sole considerations for the promises exchanged herein. In reaching this Agreement, no party has relied upon any representation or promise except those expressly set forth herein.

     25. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. If any term of this Agreement or application thereof shall be invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect.

     26. The parties hereto agree that venue is proper in the California State courts in Santa Clara County, California and in the Federal District Court for the Northern District of California, and each party hereby consents to the jurisdiction of such courts.

     27. This document may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.

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

     28. Mr. Netter has read the foregoing Agreement and fully understand and agree to it.

     PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

     Executed at Fremont, CA this 13th day of October, 1999.

                              By: /s/ Robert J. Netter, Jr.
                                  --------------------------
                                  Robert J. Netter, Jr.

     Executed at Fremont, CA this 13th day of October, 1999.

                              By: /s/ John Reimer
                                  --------------------------
                                  John Reimer
                                  President and CEO Lexar Media, Inc.

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

                                 ATTACHMENT A
                                 ------------

                             SCHEDULE OF BENEFITS*
                             --------------------

BENEFIT                  Unsuccessful       Successful Private      Successful Private      Successful Private    Successful Private
                       Private Placement    Placement Closing       Placement Closing       Placement Closing     Placement Closing
                            Closing        (valuation under $80    (valuation $80 up to    (valuation $90 up to    (valuation $100
                                                 million)            $89.999 million)        $99.999 million)      million or more
------------------------------------------------------------------------------------------------------------------------------------
Consulting Services        0 months              3 months                3 months                3 months                3 months
------------------------------------------------------------------------------------------------------------------------------------
Contingent Severance   12 months salary      9 months salary         9 months salary         9 months salary         9 months salary
 Payment
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Cash Bonus                    0              3 months salary         4 months salary         5 months salary         6 months salary
------------------------------------------------------------------------------------------------------------------------------------
Forgiveness of                0                  $ 19,500                $ 20,000               $ 20,500               $ 21,000
 Promissory Note
------------------------------------------------------------------------------------------------------------------------------------
Vesting Bonus (in          0 months              3 months                4 months                5 months               6 months
 addition to 12
 month grant)
------------------------------------------------------------------------------------------------------------------------------------
Grant of Vested            243,750                250,000                256,250                 262,500                268,750
 Shares
------------------------------------------------------------------------------------------------------------------------------------

__________________

* For example, if the Company achieves a Successful Private Placement with a closing valued at $95 million, Mr. Nettter would receive 3 months consulting services, 9 months contingent severance payments, a cash bonus equal to 5 months base salary, forgiveness of the Promissory Note and a grant of 262,500 vested shares of Company Common Stock. In addition, the valuation amount shall be determined by the per share price paid upon closing.


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